Exhibit 99.1

FOR MORE INFORMATION:

Charles Lynch

Vice President, Strategy and Investor Relations

954-384-0175, x 5692

charles_lynch@mednax.com

FOR IMMEDIATE RELEASE

MEDNAX Reports Second Quarter GAAP EPS of $0.89;

Adjusted EPS of $1.03

FORT LAUDERDALE, Fla., July 28, 2016 - MEDNAX, Inc. (NYSE: MD), the national medical group specializing in neonatal and other pediatric services, anesthesia, maternal-fetal, radiology, pediatric cardiology and other physician and management services, today reported earnings of $0.89 per diluted share for the three months ended June 30, 2016. On a non-GAAP basis, MEDNAX reported Adjusted EPS of $1.03.

For the 2016 second quarter compared to the prior year period, MEDNAX reported:

•	Revenue growth of 14.1 percent to $772 million;

•	EBITDA growth of 7.4 percent to $168 million;

•	Adjusted EPS of $1.03 and EPS of $0.89.

“Our second-quarter results demonstrated continued progress in our growth and operating strategy,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “We continued to strengthen and diversify our service offerings across more than a dozen physician specialties, telemedicine, and management services. Notably, we completed three physician practice acquisitions, bringing our total practice acquisitions for the year to date to seven. We also announced a significant addition to our management services capabilities, through the acquisition of Cardon Outreach, which will operate as part of MedData. We believe this acquisition helps to create a unique set of solutions for our hospital partners as they seek to adapt to the rapidly evolving challenges of revenue cycle management. Looking toward the remainder of 2016, we believe we are well-positioned to be a health solutions partner to our customers, through great patient care, value-added service lines and our ongoing commitment to clinical research, education and quality.”

Operating Results

MEDNAX’s net revenue for the three months ended June 30, 2016 increased by 14.1 percent, to $771.8 million, from $676.6 million for the prior-year period, driven primarily by contributions from acquisitions completed since April 2015.

MEDNAX’s revenue growth attributable to recent acquisitions was 12.1 percent, while overall same-unit revenue increased by 2.0 percent when compared to the prior year period.

Same-unit revenue growth from net reimbursement-related factors was 2.2 percent for the 2016 second quarter as compared to the prior-year period, driven by modest improvements in managed care contracting and the flow through of moderate price increases. Same-unit growth was reduced by 0.5 percent due to the decrease in Medicaid parity revenue compared to the prior-year period. MEDNAX’s second quarter 2015 results included approximately $3 million in parity revenue, which contributed approximately $0.01 to its net income per diluted share, which did not recur in the second quarter of 2016.

Same-unit growth attributable to patient volume was negative 0.2 percent for the 2016 second quarter as compared to the prior-year period. Volume growth in anesthesia and other pediatric services was offset by declines in neonatology and maternal-fetal medicine services. For the 2016 second quarter, same-unit neonatal intensive care unit (NICU) patient days declined by 2.1 percent, compared to growth of 3.8 percent in the prior-year period.

Excluding the unfavorable impact of the decrease in parity revenue, a non-GAAP measure, net same-unit growth from reimbursement-related factors was 2.7 percent in the second quarter of 2016, and total same-unit revenue growth was 2.5 percent.

On a same-unit basis, the percentage of services reimbursed under government programs decreased by approximately 50 basis points in the 2016 second quarter compared with the prior-year period. When compared to the 2016 first quarter, as well, this payor mix shift was favorable by approximately 50 basis points.

For the 2016 second quarter, general and administrative expenses were $92.1 million, as compared to $72.4 million for the prior-year period. General and administrative expenses as a percentage of net revenue was 12.0 percent for the second quarter of 2016, compared to 10.7 percent in the prior-year period, reflecting the mix of acquisitions completed over the past year, primarily the Company’s non-practice physician services.

Earnings before interest, taxes, depreciation and amortization expense (EBITDA), a non-GAAP measure, for the 2016 second quarter was $168.1 million, up 7.4 percent from $156.6 million for the prior-year period. Factors related to the timing of acquisitions, the mix of teleradiology services provided, and physician recruiting activity within MEDNAX’s teleradiology services impacted EBITDA growth.

Depreciation and amortization expense was $20.2 million in the second quarter of 2016 compared to $15.5 million in the second quarter of 2015, an increase of $4.7 million that primarily related to the amortization of intangible assets from recent acquisitions.

Interest expense was $15.1 million in the second quarter of 2016 compared to $5.1 million in the second quarter of 2015, due primarily to the incremental interest expense related to the $750 million 5.25% senior notes issued in December 2015 and an increase in the average amount of total borrowings between the two periods. The difference in interest cost associated with the senior notes, as compared to MEDNAX’s revolving credit facility, impacted the Company’s GAAP EPS and Adjusted EPS in the second quarter of 2016 unfavorably by approximately $0.04 per share.

MEDNAX generated net income of $82.4 million for the 2016 second quarter, or $0.89 per diluted share based on a weighted average 92.9 million shares outstanding. This compares with net income of $84.1 million, or $0.90 per diluted share, for the 2015 second quarter, based on a weighted average 93.5 million shares outstanding.

For the second quarter, MEDNAX reported Adjusted EPS, a non-GAAP measure, of $1.03, compared to $1.02 for the second quarter of 2015. Adjusted EPS is defined as diluted net income attributable to MEDNAX, Inc. per common and common equivalent share excluding non-cash amortization expense and stock-based compensation expense.

For the six months ended June 30, 2016, MEDNAX generated revenue of $1.52 billion, up 15.8 percent from $1.32 billion for the prior-year period. EBITDA for the six months ended June 30, 2016 grew by 9.5 percent to $312.1 million, up from $285.1 million for the prior year. MEDNAX earned net income of $150.3 million, or $1.62 per share, through June 30, 2016, based on a weighted average 93.0 million shares outstanding, which compares to net income of $152.8 million, or $1.62 per share, based on a weighted average 94.4 million shares outstanding for the first half of 2015. For the six months ended June 30, 2016, MEDNAX reported Adjusted EPS of $1.90, compared to $1.85 in the same period of 2015.

MEDNAX had cash and cash equivalents of $51.9 million at June 30, 2016, and net accounts receivable were $461.2 million.

During the second quarter of 2016, MEDNAX generated cash flow from operations of $149.7 million, which compares to $146.1 million in the 2015 second quarter.

MEDNAX used approximately $140.6 million during the 2016 second quarter to fund acquisitions and to make contingent purchase price payments for previously completed acquisitions. During the second quarter of 2016, three physician group practices were acquired. In addition, MedData, a MEDNAX company, acquired a developer of patient-engagement software.

At June 30, 2016, MEDNAX had total net debt outstanding of $1.4 billion, consisting of its senior notes, borrowings under its revolving credit facility and term loan. At June 2016, the Company had a total of $1.2 billion of additional borrowing capacity under its revolving line of credit.

Since the end of the second quarter, MEDNAX has completed the acquisition of one pediatric cardiology practice as well as the previously announced acquisition of Cardon Outreach, a leading provider of third-party eligibility and other revenue cycle management services for hospitals. As of July 28, 2016, total net debt outstanding was approximately $1.8 billion, which reflects borrowings to effect acquisitions as well as other ordinary course borrowing and repayment activity. The amount of additional borrowing capacity available under the Company’s revolving credit facility as of the date of this press release was approximately $875 million.

A reconciliation of EBITDA and Adjusted EPS to the most directly comparable GAAP measures for the three and six months ended June 30, 2016 and 2015, respectively, is provided in the financial tables of this press release. Additionally, historical reconciliations of EBITDA and Adjusted EPS to the most directly comparable GAAP measures are available on the Company’s website at www.mednax.com/investors.

2016 Third Quarter Outlook

For the 2016 third quarter, MEDNAX expects earnings per share will be in a range of $0.92 to $0.96 per diluted share and Adjusted EPS will be in a range of $1.09 to $1.13. The Adjusted EPS range excludes approximately $0.11 per diluted share of estimated amortization expense and $0.06 per diluted share of estimated stock-based compensation expense.

Additionally, for the 2016 third quarter, MEDNAX expects that growth in earnings before interest, taxes, depreciation, and amortization (EBITDA), a non-GAAP measure, will be seven percent to 11 percent, compared to the prior-year period. Factors related to the mix of services provided and physician recruiting activity within MEDNAX’s teleradiology services are expected to impact EBITDA growth unfavorably by approximately three to four percent.

This outlook assumes that total same-unit revenue growth for the three months ended September 30, 2016 will be one percent to three percent, compared to the prior-year period. This outlook also assumes an effective tax rate for the third quarter of 2016 of approximately 39 percent, compared to 38 percent in the prior-year period. This increase in our effective tax rate primarily reflects a change in the annual earnings mix between various states.

Also included in the outlook for the 2016 third quarter is the impact of the Company’s December 2015 senior notes issuance and concurrent repayment of borrowings under its revolving credit facility. The difference in interest cost associated with the senior notes, as compared to MEDNAX’s revolving credit facility, is expected to impact the Company’s expected earnings in the third quarter of 2016 by approximately $0.04 per diluted share.

Earnings Conference Call

MEDNAX, Inc., will host an investor conference call to discuss the quarterly results at 10 a.m., E.D.T. today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from noon Eastern Time today through midnight E.D.T. August 11, 2016 by dialing 800.475.6701, access Code 398149. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc. is a national health solutions partner comprised of the nation’s leading providers of physician services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives, clinical research and telemedicine to enhance patient outcomes and provide high-quality, cost-effective care. The Company was founded in 1979, and today, through its affiliated professional corporations, MEDNAX provides services through a network of more than 3,400 physicians in all 50 states and Puerto Rico. In addition to its national physician network, MEDNAX provides services to healthcare facilities and physicians in over 40 states through two complementary businesses, consisting of a revenue cycle management company and a consulting services company. Additional information is available at www.mednax.com.

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Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission.

MEDNAX, INC.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net revenue	$771,759	$676,588	$1,524,383	$1,315,983

Operating expenses:
Practice salaries and benefits	484,625	422,803	976,436	842,398
Practice supplies and other operating expenses	26,992	24,878	54,038	48,309
General and administrative expenses	92,116	72,401	182,066	140,337
Depreciation and amortization	20,241	15,549	39,825	29,161

Total operating expenses	623,974	535,631	1,252,365	1,060,205

Income from operations	147,785	140,957	272,018	255,778
Investment and other income	410	384	1,028	526
Interest expense	(15,058)	(5,149)	(29,521)	(8,416)
Equity in earnings of unconsolidated affiliate	789	745	1,583	1,566

Total non-operating expenses	(13,859)	(4,020)	(26,910)	(6,324)

Income before income taxes	133,926	136,937	245,108	249,454
Income tax provision	51,601	52,889	95,012	96,817

Net income	82,325	84,048	150,096	152,637
Net loss attributable to noncontrolling interests	102	82	230	200

Net income attributable to MEDNAX, Inc.	$82,427	$84,130	$150,326	$152,837

Net income attributable to MEDNAX, Inc. per common and common equivalent share (diluted)	$0.89	$0.90	$1.62	$1.62

Weighted average diluted shares outstanding	92,945	93,495	93,018	94,405

MEDNAX, INC.

Reconciliation of Net Income Attributable to MEDNAX, Inc. to EBITDA

(in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income attributable to MEDNAX, Inc.	$82,427	$84,130	$150,326	$152,837
Interest expense, net(1)	13,859	4,020	26,910	6,324
Income tax provision	51,601	52,889	95,012	96,817
Depreciation and amortization	20,241	15,549	39,825	29,161

EBITDA	$168,128	$156,588	$312,073	$285,139

(1)	Interest expense, net is composed of interest expense, investment and other income and equity in earnings of unconsolidated affiliate.

MEDNAX, INC.

Reconciliation of Diluted Net Income per Share Attributable to MEDNAX, Inc.

to Adjusted Diluted Net Income per Share Attributable to MEDNAX, Inc. (“Adjusted EPS”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,
	2016		2015
Weighted average dilutive shares outstanding	92,945		93,495
Net income and diluted net income per share attributable to MEDNAX, Inc.	$82,427	$0.89	$84,130	$0.90
Adjustments:
Amortization (net of tax of $5,175 and $3,982)	8,266	0.09	6,334	0.07
Stock-based compensation (net of tax of $3,206 and $3,060)	5,121	0.05	4,868	0.05

Adjusted net income and EPS	$95,814	$1.03	$95,332	$1.02

	Six Months Ended June 30,
	2016		2015
Weighted average dilutive shares outstanding	93,018		94,405
Net income and diluted net income per share attributable to MEDNAX, Inc.	$150,326	$1.62	$152,837	$1.62
Adjustments:
Amortization (net of tax of $10,288 and $7,665)	16,276	0.17	12,101	0.13
Stock-based compensation (net of tax of $6,677 and $6,113)	10,563	0.11	9,651	0.10

Adjusted net income and EPS	$177,165	$1.90	$174,589	$1.85

Balance Sheet Highlights

(in thousands)

(Unaudited)

	As of	As of
	June 30, 2016	December 31, 2015
Assets:
Cash and cash equivalents	$51,892	$51,572
Short-term investments	10,589	8,853
Accounts receivable, net	461,160	444,737
Other current assets	24,836	22,607
Intangible assets, net	446,232	424,219
Goodwill, other assets, property and equipment	3,776,705	3,595,226

Total assets	$4,771,414	$4,547,214

Liabilities and equity:
Accounts payable and accrued expenses	$300,080	$395,807
Total debt	1,439,447	1,274,703
Other liabilities	473,834	438,858

Total liabilities	2,213,361	2,109,368
Total equity	2,558,053	2,437,846

Total liabilities and equity	$4,771,414	$4,547,214